EXHIBIT 10.11

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this "Environmental Indemnity") is made as of June 10, 2010 by INLAND DIVERSIFIED PORT ST LUCIE LANDING, L.L.C., a Delaware limited liability company ("Borrower") and INLAND DIVERSIFIED REAL ESTATE TRUST, INC., a Maryland corporation ("Guarantor"), to and for the benefit of KEYBANK NATIONAL ASSOCIATION, a national banking association ("Lender") together with its respective successors and assigns.  Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Loan Agreement, of even date herewith, by and among Borrower, Guarantor and Lender (the "Loan Agreement").

RECITALS

A.

Lenders have agreed to make a loan (the "Loan") in the original principal sum of Forty One Million and No/100 Dollars ($41,000,000.00) (the "Loan Amount") to Borrower, as set forth in the Loan Documents (hereinafter defined) executed by and among Lenders, Borrower and Guarantor.  The Loan is evidenced by a Promissory Note of even date herewith made by Borrower to the order of Lender in the aggregate original principal sum of Forty One Million and No/100 Dollars ($41,000,000.00) (as the same may from time to time hereafter be modified and/or amended, the "Note"), and the Note is guaranteed by a Limited Payment Guaranty and a Non-Recourse Exception Guaranty, each of even date herewith (collective, the "Guaranties") made by Guarantor for the benefit of the Lender.  The obligations of Borrower under the Note is secured, inter alia, by that certain Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith made by Borrower to and for the benefit of the Lender (the "Mortgage").  The Mortgage encumbers certain real estate located in St. Lucie County, Florida, including but not limited to the improvements now existing or hereafter constructed thereon and all easements, rights and appurtenances thereunto (the "Project"), all more particularly described in the Mortgage.

B.

The Note, Guaranties, the Loan Agreement, the Mortgage, and all other documents evidencing, securing or guarantying the Loan are hereinafter referred to as the "Loan Documents".

C.

In order to induce Lender to make the Loan and in consideration of the substantial benefit Borrower and Guarantor will derive from the Loan, Borrower and Guarantor have agreed to execute and deliver this Environmental Indemnity.

NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Guarantor (collectively, "Indemnitor"), intending to be legally bound, hereby agree and covenant for the benefit of the Lender and the Indemnified Parties (as hereinafter defined) as follows:

1.

As used herein, the following terms shall have the following meanings:

a.

"Environmental Law(s)" means any federal, state or local law whether common law, court or administrative decision, ordinance, regulation, rule, court order or decree, or administrative order or any administrative policy or guideline concerning action levels of a governmental authority relating to the environment, public health, any Hazardous Material (as hereinafter defined) or any Environmental Activity or Condition 9as hereinafter defined) on, under or about the Project, in effect from time to time, including, but not limited to (i) the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq.); (ii) the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.); (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.); (iv) the Federal Clean Air Act, as amended (42 U.S.C. §7401 et seq.); (v) the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §136 et seq.); (vi) the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.); (vii) the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. §11001 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. §650 et seq.); and (ix) all regulations or guidelines promulgated pursuant to all of the foregoing, as same may be amended from time to time.

b.

"Environmental Activity(ies) or Condition(s)" means the presence, use, generation, manufacture, production, processing , storage, release, threatened release, discharge, disposal, treatment or transportation of any Hazardous Material on, onto, in (or within), under, over or from the Project, or within any improvements included in the Project, or the violation of any Environmental Law because of the condition of, or activity on, the Project.

c.

"Hazardous Material(s)" means any petroleum or petroleum products and any hazardous or toxic material, substance, pollutant, allergen, irritant, mold, fungus, bacteria, contaminant, waste, or terms similar to the foregoing, any of which are (a) defined by or regulated as such under any Environmental Laws, or (b) determined by a final court ruling or order to be hazardous or toxic, excluding (i) supplies for cleaning, renovation, and maintenance in commercially reasonable amounts required for use in the ordinary course of business, provided such items are incidental to the use of the Project or the contemplated renovation thereof and are stored and used in compliance with all Environmental Laws, and (ii) standard office supplies in commercially reasonable amounts required of ruse in the ordinary course of business, provided such items are incidental to the use of the Project and are stored and used in compliance with all Environmental Laws.

d.

"Indemnified Parties" means the Lender and its officers, directors, shareholders, employees, agents, successors and assigns (including a purchase of a partial interest in the Loan).

2.

Each entity comprising Indemnitor makes the following representations and warranties to the Indemnified Parties:

a.

to the best of such Indemnitor's knowledge, there is no Hazardous Material at, on or in the Project; and

b.

such entity has not received any written notices of non-compliance or alleged non-compliance with respect to Hazardous Material from any authority having jurisdiction over the Project.

3.

Each entity comprising Indemnitor at all times covenants and agrees:

a.

it shall not cause or knowingly permit any Hazardous Material to exist at, on or in the Project or within any improvement on the Project, nor shall it cause or knowingly permit any Hazardous Material to discharge from the Project;

b.

to comply and cause the Project to comply with all material and applicable Environmental Laws;

c.

to promptly pay any claim and remove (or provide a bond or other security reasonably appropriate) any charge or lien upon the Project due to an Environmental Activity or Condition;

d.

that it shall not cause or permit any Hazardous Material to exist on or discharge from any property owned or used by Indemnitor which would result in any charge or lien upon the Project;

e.

to notify Lender of any Environmental Activity or Condition within ten (10) days after such Indemnitor first had knowledge of such Environmental Activity or Condition; and

f.

not to cause or permit, without Lender's prior written consent, any change in the general use of the Project that increases the risk for: (i) an Environmental Activity or Condition; or (ii) Hazardous Material to exist at, on or in the Project or within any improvements on the Project, or to discharge from the Project.

4.

Each entity comprising Indemnitor hereby agrees, at its sole cost and expense, to indemnify, protect, hold harmless and defend the Indemnified Parties from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitation, reasonable fees, disbursements and cost of attorneys, environmental consultants and experts), (collectively "Losses") actually incurred, or suffered by, or asserted or awarded against, any Indemnified Party directly or indirectly relating to or arising from any of the following:

a.

any past, present or future Environmental Activity or Condition affecting all or any portion of the Project, provided, however, that this indemnity shall not apply to any future Environmental Activity or Condition resulting from any Indemnified Party's negligence or willful misconduct or solely from any act or omission for which Indemnitor bears no responsibility and which occurs after Indemnitor or any  person or entity in any way related to Indemnitor no longer holds the title to or has any interest in the Project;

b.

the inaccuracy of any of the representations and warranties set forth herein; or

c.

any failure of Indemnitor (or any one of them) to perform any covenant set forth herein.

5.

This Environmental Indemnity is given solely to protect the Indemnified Parties against the Losses and not as additional security for, or as a means of repayment of the Loan.  The obligations of the Indemnitor under this Environmental Indemnity are independent of and shall not be measured or affected by the (i) modification, expiration, release or termination of the Loan Documents, (ii) the discharge or repayment in full of the Loan (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure), (iii) the receivership, bankruptcy, insolvency or dissolution of Indemnitor (or any one of them), or (iv) the sufficiency of any collateral (including, without limitation, the Project) given to the Lender, to secure the obligations of Borrower with respect to repayment of the Loan.  The indemnity provided in this Section 5 shall survive for a period of twelve (12) months from the Maturity Date of the Loan.

6.

Miscellaneous.

a.

The covenants, agreements, indemnities, terms and conditions contained in this Environmental Indemnity shall extend to and be binding upon the Indemnitor, their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of, and may be enforced by the Lender, or any of the other Indemnified Parties and its successors and assigns.

b.

No provision of this Environmental Indemnity may be changed, waived, discharged or terminated by any means other than an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.

c.

If more than one person executes this Environmental Indemnity as Indemnitor, each of them shall be jointly and severally liable and the term "Indemnitor" as used in this Environmental Indemnity shall mean and include each of them jointly and severally.

d.

Every provision of this Environmental Indemnity is intended to be severable.  If any provision hereof or the application of any provision hereof to any party or circumstance is declared to be illegal, invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, such invalidity shall not affect the balance of the terms and provisions hereof or the application of the provision in question to any other party or circumstance, all of which shall continue in full force and effect.

e.

Indemnitor shall reimburse the Lender and the other Indemnified Parties for all reasonable attorneys' fees and expenses incurred in connection with the enforcement of the Indemnified Parties' rights under this Environmental Indemnity, including those incurred in any case, action, proceeding or claim under the Federal Bankruptcy Code or any successor statute.

f.

No failure or delay on the part of any of the Indemnified Parties to exercise any right, power or privilege under this Environmental Indemnity shall operate as a waiver thereof.

g.

This Environmental Indemnity shall be governed by and construed in accordance with the laws of the State of Florida in existence at the time of the execution of this Indemnity, or as thereafter modified, amended or recodified, without regard to its conflicts of law principals.

h.

Time is of the essence as to all of the obligations of Indemnitor under this Environmental Indemnity.

i.

The provisions of this Environmental Indemnity shall govern and control over any inconsistent provision in any of the Loan Documents.

j.

This Environmental Indemnity may be executed in counterparts, each of which shall be deemed an original; and such counterparts when take together shall constitute but one agreement.

k.

Each notice, consent, request or other communication under this Environmental Indemnity (each a "Notice") which any party hereto may desire or be required to give to the other shall be deemed to be adequate and sufficient notice if given in writing and service is made by either (i) registered or certified mail, postage prepaid, in which case such notice shall be deemed to have been received three (3) business days following deposit to U.S. mail; or (ii) nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier.  All Notices shall be addressed to Guarantor at the address given on the signature page hereof, or to the Lender at the then current address set forth in the Loan Agreement, or to such other place as any party may by notice in writing to the other parties designate as a place for service of notice.

[Signatures on following pages]

IN WITNESS WHEREOF, Indemnitor has caused this Environmental Indemnity to be duly executed and delivered to the Lender as of the date first written above.

INDEMNITOR:

INLAND DIVERSIFIED PORT ST LUCIE LANDING, L.L.C., a Delaware limited liability company

By:

Inland Diversified Real Estate Trust, Inc., a Maryland corporation, its sole member

By: /s/ Barry L. Lazarus

Name:

Barry L. Lazarus

Title:

President

INLAND DIVERSIFIED REAL ESTATE TRUST, INC., a Maryland corporation

By: /s/ Barry L. Lazarus

Name:

Barry L. Lazarus

Title:

President